EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST Provides Update on Semiconductor Business

● EMS Q4 2020 Bookings Nearly Double Over Q3 2020

MT. LAUREL, NJ – January 25, 2021 - inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets, including automotive, defense/aerospace, energy, industrial, semiconductor and telecommunications, announced today that business in its EMS segment, which predominantly serves production test for analog and mixed signal semiconductor applications and has historically accounted for 15-30% of the Company’s annual revenue, has continued to experience a significantly improved order flow, with fourth quarter 2020 bookings nearly doubling over the 2020 third quarter’s EMS bookings.

“We are seeing strength across the board in our EMS product offerings, driven by considerable industry tailwinds in the automotive, consumer electronics, mobile, mass memory and IoT markets,” commented inTEST President and CEO Nick Grant. “As we noted on our third quarter 2020 financial results conference call, the first half of 2020 was marked by an order flow resurgence, a trend that accelerated in the 2nd half, which resulted in a 91% increase of EMS’ fourth quarter bookings as compared to the third quarter. Strong customer interest has continued into the current first quarter.”

Mr. Grant continued, “We have placed a particular emphasis on organic growth for the Company and are excited by the traction we are already seeing on this front. For example, EMS has had key wins in the memory market, in which inTEST has historically not had a presence. Another example of an organic development project is adoption of the industry’s first automated manipulator, coupled with our intelligent docking system, the IntellidockTM, which provides customers with the first intelligent docking test cell. Driven by the trend towards automated test floors, this intelligent test cell is gaining traction at multiple customers. These are derivatives of highly customized previous technologies that we have been able to utilize in next generation new products and applications, and these wins position us into our customers’ roadmaps and test process flow, paving the way for additional opportunities.”

Mr. Grant added, “I’m happy to report that the consolidation we kicked off shortly after I arrived has been essentially completed for our EMS California manufacturing into our New Jersey facility, providing cost reductions through footprint optimization, but more importantly enabling us to better serve customers through streamlined operations. We believe the consolidation has met expectations thus far, and we recently shipped our first Interface units out of New Jersey; in addition, the consolidation positions us well to execute and capture the growth that the semiconductor industry is currently experiencing.”

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, energy, industrial, semiconductor and telecommunications. Backed by decades of engineering expertise and a culture of operational excellence, we solve difficult thermal, mechanical and electronic challenges for customers worldwide while generating strong cash flow and profits. Our strategy uses these strengths to grow and increase stockholder value by maximizing our businesses and by identifying, acquiring and optimizing complementary businesses.

For more information visit www.intest.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risk and uncertainties include, but are not limited to, any mentioned in this press release as well as the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the Semi Market or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; the success of our strategy to diversify our business by entering markets outside the Semi Market; our ability to successfully consolidate our EMS operations without any impacts on customers shipments; changes in the rates and timing of capital expenditures by our customers; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts

inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	laura@ga-ir.com
Tel: (808) 960-2642

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